Exhibit 3.2

ARTICLES OF AMENDMENT

OF

VF ACQUISITION CORP.

VF Acquisition Corp, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”) by deleting therefrom in its entirety the existing Article II, and inserting in lieu thereof, the following new Article II:

ARTICLE II

NAME

The name of the corporation (this “Corporation”) is:

CTS Valpey Corporation

SECOND: The foregoing amendment to the Charter as set forth in these Articles of Amendment is limited to a change expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders, and was approved by a majority of the entire Board of Directors of the Corporation, without action by the stockholders.

THIRD: These Articles of Amendment shall be effective upon filing with the Department.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 24th day of January, 2012.

ATTEST:		VF ACQUISITION CORP.

/s/ Richard Cutter		By:	s/ Vinod M. Khilnani
Name:	Richard Cutter		Name:	Vinod M. Khilnani
Title:	Secretary		Title:	President